UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2018

RW Holdings NNN REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55776	47-4156046
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3090 Bristol Street, Suite 550
Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 742-4862

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01.	Other Events.

Acquisition

 On September 13, 2018, RW Holdings NNN REIT, Inc. (the “Company”), through a wholly-owned subsidiary of its operating partnership, completed the acquisition of a single-story office building with approximately 38,794 square feet located in Dallas, Texas. This property is 100% leased to Texas Health Resources, a nonprofit corporation with 29 hospital locations, more than 100 outpatient facilities, more than 24,000 employees and over 6,000 physicians. The property’s triple-net lease expires on December 31, 2025. The property is expected to generate $4,055,000 in total rental revenue over the course of its remaining lease term. The contract purchase price for the property was $7,425,000 which was funded with $2,582,500 in net proceeds from the Company’s registered offering of Class C common stock and $4,842,500 in bridge loan proceeds from a six-month term loan that matures on March 12, 2019 subject to two options to extend for an additional three months. Interest on the term loan is payable in arrears on the first day of each month and on the maturity date at an annual rate of 30-day Libor plus 4.30%. The Company plans to replace this bridge loan with long-term debt prior to maturity of the term loan. The seller of the property was not affiliated with the Company or its affiliates. Under the terms of the Company’s Second Amended and Restated Advisory Agreement with its sponsor, BrixInvest, LLC, and its advisor, Rich Uncles NNN REIT Operator, LLC (the “Advisor”), the Company paid the Advisor an acquisition fee of $222,750 in connection with this transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RW HOLDINGS NNN REIT, INC. (Registrant)

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Financial Officer

Date: September 20, 2018